Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
REPORTS RECORD SECOND QUARTER NET INCOME
Raises 2011 Earnings Outlook

Tulsa, Oklahoma, August 8, 2011:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the second quarter ended June 30, 2011.  Net income for the 2011 second quarter was $42.5 million, or $1.36 per diluted share, compared to net income of $42.3 million, or $1.40 per diluted share, for the second quarter of 2010.  Net income for the second quarter of 2011 included income of $0.01 per diluted share, compared to income of $0.15 per diluted share for the second quarter of 2010 related to increases in fair value of derivatives.

Non-GAAP net income for the 2011 second quarter was $42.3 million, or $1.35 per diluted share, compared to non-GAAP net income of $38.0 million, or $1.26 per diluted share, for the 2010 second quarter. Non-GAAP net income excludes the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of long-lived assets, net of related tax impact.  The Company noted that both its GAAP and non-GAAP earnings were negatively impacted by merger-related expenses of $1.1 million and $6.8 million incurred during the second quarter of 2011 and 2010, respectively.

Additionally, the Company noted that gains on risk vehicle sales totaled $17.8 million in the second quarter of 2011, down from $27.5 million in the second quarter of 2010.  The decline was attributable to an approximate 10,500 unit decrease in vehicles sold compared to 2010, as the Company deferred disposition of certain vehicles to protect against potential vehicle supply disruptions resulting from the crisis in Japan in March.  The Company noted that there were ultimately no significant vehicle supply disruptions during the quarter, and none are currently expected throughout the remainder of 2011.

The Company reported Corporate Adjusted EBITDA for the second quarter of 2011 of $81.2 million, compared to $74.3 million in the second quarter of 2010.  Corporate Adjusted EBITDA for the second quarters of 2011 and 2010 were negatively impacted by merger-related expenses of $1.1 million and $6.8 million, respectively.

“We are very pleased with our results for the quarter, particularly the Corporate Adjusted EBITDA margin of 20.5 percent achieved during a period when our car gains declined and rental revenue per day was under pressure,” said Scott L. Thompson, President and Chief Executive Officer.  “Our ongoing efforts to maintain very competitive fleet costs and to control operating expenses allowed us to continue to generate increased Corporate Adjusted EBITDA and profits in a less favorable environment,” said Thompson.

For the quarter ended June 30, 2011, the Company’s total revenue was $395.1 million, consistent with the comparable 2010 period.  Vehicle rental revenue for the quarter was unchanged with prior year as a 3.0 percent increase in rental days was offset by a 3.4 percent decrease in revenue per day.  The average fleet for the quarter was up 7.6 percent compared to the prior year period as the Company held additional fleet to protect against potential supply disruptions, and to support increased rental day demand.

“While we were pleased with our continued rental day growth during the quarter, the rate per day environment was a headwind, negatively impacting top line revenue growth.  We believe that fleet decisions in the industry following the crisis in Japan impacted fleet levels and pricing in the quarter.   The rate environment is improving in the third quarter compared to the first half of 2011; however it is still slightly negative to prior year levels,” said Thompson.

Fleet cost per vehicle was $188 per month in the second quarter of 2011, compared to $193 per month in the second quarter of 2010.  The decrease in fleet cost per vehicle was due primarily to a decrease in the base depreciation rates on the vehicles given the ongoing strength of the used car market in 2011 and the resulting favorable impact on residual values.  The impact of the base depreciation rate change was offset by a $9.7 million reduction in gains on sales of risk vehicles from $27.5 million in the second quarter of 2010 to $17.8 million in the second quarter of 2011.  As previously noted, the decline was due to an approximate 10,500 unit decrease in the number of units sold on a year-over-year basis.  On a per unit basis, the average gain per vehicle sold during the second quarter of 2011 was $2,116 per unit, compared to $1,459 per unit in the second quarter of 2010.

Direct vehicle and operating expenses and selling, general and administrative expenses (operating expenses) declined from $248.5 million in the second quarter of 2010 to $239.8 million in the second quarter of 2011, in spite of an increase in the average rental fleet of 7.6 percent on a year-over-year basis.  The decline was primarily attributable to favorable loss experience in the Company’s vehicle insurance programs, as well as a $5.7 million decrease in merger-related expenses on a year-over-year basis.  Excluding merger-related expenses incurred in both periods, operating expenses declined to 60.4 percent of revenues for the second quarter of 2011, compared to 61.0 percent of revenues in the second quarter of 2010.

Six-Month Results

For the six months ended June 30, 2011, net income was $59.0 million, or $1.89 per diluted share, compared to net income of $69.6 million, or $2.31 per diluted share for the comparable period in 2010.  Net income for the six months ended June 30, 2011 included income of $0.07 per diluted share, compared to income of $0.29 per diluted share for the six months ended June 30, 2010 related to increases in fair value of derivatives.

Non-GAAP net income for the six months ended June 30, 2011 was $56.7 million, or $1.82 per diluted share, compared to non-GAAP net income of $61.0 million, or $2.02 per diluted share, for the same period in 2010.  Non-GAAP net income excludes the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of long-lived assets, net of related tax impact.  The Company noted that both its GAAP and non-GAAP earnings for the six months ended June 30 were negatively impacted by merger-related expenses of $4.6 million and $8.5 million incurred during 2011 and 2010, respectively.   Additionally, the Company noted that gains on risk vehicle sales totaled $25.8 million for the six months ended June 30, 2011, down from $53.2 million for the six months ended June 30, 2010 primarily due to a decrease in the number of vehicles sold of approximately 18,000 units on a year-over-year basis.

The Company reported Corporate Adjusted EBITDA for the six months ended June 30, 2011 of $117.5 million, compared to $123.7 million for the six months ended June 30, 2010.  Corporate Adjusted EBITDA for the six months ended June 30, 2011 and 2010 were negatively impacted by merger-related expenses of $4.6 million and $8.5 million, respectively.

Liquidity and Capital Resources

As of June 30, 2011, the Company had $456 million in cash and cash equivalents, and an additional $126 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations.  Since December 31, 2010, the Company has made seasonal fleet investments of approximately $460 million that were funded through a combination of unrestricted cash, restricted cash and borrowings under vehicle financing facilities.

Given the Company’s significant cash position and the cost differential between the interest rate on its Canadian fleet financing facility and interest earned on investment of excess cash, the Company fully repaid and terminated its Canadian financing facility during the second quarter.  Direct investments in the Canadian fleet totaled approximately $100 million as of the end of the second quarter.  Additionally, the Company noted that given its excess cash position, it expects to utilize cash on hand to repay all of its outstanding corporate debt totaling approximately $143 million prior to year-end.  These actions are expected to reduce the Company’s interest expense by approximately $9 million annually.

As previously announced, during July the Company completed the issuance of $500 million of Series 2011-1 medium-term notes that provide significant additional capacity to meet future debt maturities and fleet financing needs, and extend the Company’s debt maturity profile.  The Class A and B notes have an expected final maturity date of February 2015, and have a weighted-average coupon of 2.81 percent.  The cost of funds on the notes is lower than the majority of the Company’s existing fleet financing sources, and substantially lower than the Company’s existing medium-term notes that bear a fixed rate of interest of 5.16%.  Additionally, the notes have a blended collateral enhancement rate of approximately 45%, which is significantly lower than the Company’s variable funding notes issued in 2010, and will allow the Company to reduce its overall equity investment in the fleet.

As of June 30, 2011, the Company’s tangible net worth was $584 million and the Company had no net corporate debt.  The Company had a gross leverage ratio of approximately 0.62 to 1 based on trailing 12 months Corporate Adjusted EBITDA as of June 30, 2011.

FTC Update

The Company is currently continuing to cooperate with Avis Budget Group, Inc. and Hertz Global Holdings, Inc. with respect to FTC review.  The Company does not have an agreement, written or verbal, regarding merger terms, including price, with either Hertz or Avis Budget.

2011 Outlook Update

The Company is also providing updated guidance for revenue, Corporate Adjusted EBITDA and fleet cost expectations for the full year of 2011.  The Company’s updated revenue guidance is primarily influenced by the rate per day environment experienced in the first six months of 2011.  If the rate environment continues to remain under pressure during the second half of 2011, the Company would expect that rate environment, combined with single digit rental day growth, to result in full year 2011 revenues in line with 2010.

The Company reported that it has substantially completed its 2012 fleet purchase negotiations and the overall economics were favorable to expectations.  Additionally, the Company noted that the used vehicle market has been very robust throughout the first half of the year, and the Company expects that trend to continue through the back half of the year, subject to normal seasonal adjustments.  Finally, the Company noted that it expects the used car market to be slightly less robust in 2012 than 2011, although better than its previously stated outlook for 2012 and beyond.  Accordingly, the Company is lowering its fleet cost outlook for the full year of 2011, which it now expects to range from $215 - $225 per vehicle per month.

Based on the factors outlined above, the Company is currently targeting Corporate Adjusted EBITDA for the full year of 2011 to be within a range of $270 million to $290 million.  This estimate excludes the impact of merger-related expenses incurred to date and that may be incurred in the second half of 2011.

“We are continuing to benefit from our strong balance sheet, low cost structure, established brands and fleet management initiatives, which have been augmented by the overall strength of the used vehicle market.  We produced record financial results in 2010 and are optimistic that we are on track to have another outstanding year in 2011,” said Thompson.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. second quarter 2011 earnings conference call will be held on Monday, August 8, 2011, at 9:00 a.m. (CDT). Those interested in listening to the conference call live may access the call via webcast at the corporate website, www.dtag.com, or by dialing 888-946-7608 (domestic) or 630-395-0278 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through August 22, 2011, by calling 800-926-8540 (domestic) or 203-369-3852 (international). The replay will also be available via the corporate website for one year.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.

Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,275 franchises in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties relating to our business that could materially affect our future results include:

•
the impact of persistent pricing and demand pressures on our results and our low cost structure, particularly in light of the continuing volatility in the global financial and credit markets, and concerns about global economic prospects and the speed and strength of a recovery, and whether consumer spending levels will continue to improve;

•
the impact of a downgrade (or the prospect of a downgrade) of credit ratings assigned to obligations of the United States, which could materially adversely affect the U.S. and global economic conditions, business activity, credit availability, borrowing costs, and consumer spending levels;

•
the impact of pending and future U.S. governmental action to address budget deficits through reductions in spending and similar austerity measures, which could adversely affect unemployment rates and consumer spending levels, and in turn dampen the recovery;

•
the impact of developments outside the United States, such as the sovereign credit issues in certain countries in the European Union, which could affect the relative volatility of global credit markets generally, and the continuing significant political unrest in certain oil-producing countries, which has caused prices for petroleum products, including gasoline, to rise and adversely affect both broader economic conditions and consumer discretionary spending patterns;

•	the impact of pricing and other actions by competitors, particularly as they increase fleet sizes in anticipation of seasonal activity;
•
our ability to manage our fleet mix to match demand and meet our target for vehicle depreciation costs, particularly in light of the significant increase in the level of risk vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used vehicle market;

•
the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used vehicle market on our vehicle cost, including the impact on vehicle depreciation costs in 2011 based on recent pricing volatility in the used vehicle market, and our ability to reduce our fleet capacity as and when projected by our plans;

•	the strength of the recovery in the U.S. automotive industry, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers, and whether the recovery is sustained;

•
airline travel patterns, including disruptions or reductions in air travel resulting from capacity reductions, pricing actions, severe weather conditions, industry consolidation or other events, particularly given our dependence on leisure travel;

•	access to reservation distribution channels, particularly as the role of the Internet increases in the marketing and sale of travel-related services;
•	our ability to obtain cost-effective financing as needed (including replacement of asset-backed notes and other indebtedness as it comes due) without unduly restricting our operational flexibility;
•
our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to Financial Guaranty Insurance Company, the monoline insurer that provides credit support for one of our asset-backed financing structures;

•
our ability to comply with financial covenants, including the new financial covenants included in our amended senior secured credit facilities, and the impact of those covenants on our operating and financial flexibility;

•
whether our preliminary expectations about our federal income tax position, after giving effect to the impact of the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010, are affected by changes in our expected fleet size or operations or further legislative initiatives relating to taxes in the United States or elsewhere;

•	the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation;
•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;
•	the effectiveness of actions we take to manage costs and liquidity; and
•	the impact of other events that can disrupt consumer travel, such as natural and man-made catastrophes, pandemics, social unrest and actual and perceived threats or acts of terrorism.

We are also subject to risks relating to a potential business combination transaction, including the following:

•
whether Avis Budget Group, Inc. (“Avis Budget”) and/or Hertz Global Holdings, Inc. (“Hertz”) would obtain regulatory approval to engage in a business combination transaction with us and, if so, the conditions upon which such approval would be granted (including potential divestitures of assets or businesses of either company), whether we and Avis Budget or Hertz would reach agreement on the terms of such a transaction, whether our stockholders would approve the transaction and whether other conditions to consummation of the transaction would be satisfied or waived;

•
the impact on our results and liquidity if we become obligated to pay a termination fee to Hertz upon our entry into a definitive agreement for, or our completion or recommendation of, a qualifying business combination transaction within 12 months of the October 1, 2010 termination date of our merger agreement with Hertz, and whether and the extent to which the relevant third party would bear all or any portion of that fee;

•
the risks to our business and prospects pending any future business combination transaction, diversion of management’s attention from day-to-day operations, a loss of key personnel, disruption of our operations, and the impact of pending or future litigation relating to any business combination transaction; and

•
the risks to our business and growth prospects as a stand-alone company, in light of our dependence on future growth of the economy as a whole to achieve meaningful revenue growth in the key airport and local markets we serve, high barriers to entry in the insurance replacement market, and capital and other constraints on expanding company-owned stores internationally.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Kindra Marts
Executive Director – Investor Relations
(918) 669-2119

					Table 1
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	June 30,		Total revenues
	2011	2010	2011		2010
Revenues:
Vehicle rentals	$378,191	$380,078	95.7%		95.9%
Other	16,938	16,149	4.3%		4.1%
Total revenues	395,129	396,227	100.0%		100.0%

Costs and Expenses:
Direct vehicle and operating	190,958	193,365	48.3%		48.8%
Vehicle depreciation and lease charges, net	66,510	63,294	16.8%		16.0%
Selling, general and administrative	48,843	55,132	12.4%		13.9%
Interest expense, net	18,295	21,649	4.6%		5.4%
Long-lived asset impairment	-	239	0.0%		0.1%
Total costs and expenses	324,606	333,679	82.1%		84.2%

(Increase) decrease in fair value of derivatives	(416)	(7,504)	(0.1%	)	(1.9%	)

Income before income taxes	70,939	70,052	18.0%		17.7%

Income tax expense	28,434	27,789	7.2%		7.0%

Net income	$42,505	$42,263	10.8%		10.7%

Earnings per share:
Basic	$1.47	$1.48
Diluted	$1.36	$1.40

Weighted average number
of shares outstanding:
Basic	28,896,750	28,609,565
Diluted	31,290,603	30,232,815

				Table 1 (Continued)
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Six months ended		As % of
	June 30,		Total revenues
	2011	2010	2011		2010
Revenues:
Vehicle rentals	$710,463	$712,562	95.6%		95.7%
Other	33,013	31,995	4.4%		4.3%
Total revenues	743,476	744,557	100.0%		100.0%

Costs and Expenses:
Direct vehicle and operating	369,263	373,223	49.7%		50.1%
Vehicle depreciation and lease charges, net	140,684	122,328	18.9%		16.4%
Selling, general and administrative	97,790	103,482	13.1%		13.9%
Interest expense, net	39,272	43,057	5.3%		5.9%
Long-lived asset impairment	-	239	0.0%		0.0%
Total costs and expenses	647,009	642,329	87.0%		86.3%

(Increase) decrease in fair value of derivatives	(3,890)	(14,874)	(0.5%	)	(2.0%	)

Income before income taxes	100,357	117,102	13.5%		15.7%

Income tax expense	41,329	47,547	5.6%		6.4%

Net income	$59,028	$69,555	7.9%		9.3%

Earnings per share: (a)
Basic	$2.05	$2.43
Diluted	$1.89	$2.31

Weighted average number
of shares outstanding:
Basic	28,829,062	28,566,330
Diluted	31,171,999	30,138,664

(a)  The underlying diluted per share information is calculated from the weighted average common and common stock equivalents outstanding during each quarter, which may fluctuate based on quarterly income levels and market prices.  Therefore, the sum of the quarters’ per share information may not equal the total year amounts.

					Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended June 30, 2011		Six months ended June 30, 2011
OPERATING DATA:

Vehicle Rental Data:

Average number of vehicles operated	116,738		107,391
% change from prior year	7.6%		5.7%
Number of rental days	8,217,167		15,239,261
% change from prior year	3.0%		2.9%
Vehicle utilization	77.4%		78.4%
Percentage points change from prior year	(3.4) p.p.		(2.1) p.p.
Average revenue per day	$46.02		$46.62
% change from prior year	(3.4%	)	(3.1%	)
Monthly average revenue per vehicle	$1,080		$1,103
% change from prior year	(7.5%	)	(5.6%	)

Average depreciable fleet	117,876		108,299
% change from prior year	7.8%		5.6%
Monthly average depreciation (net) per vehicle	$188		$217
% change from prior year	(2.6%	)	9.0%

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$7		$14
Non-vehicle interest expense	3		5
Non-vehicle interest income	(1)		(1)
Non-vehicle capital expenditures	5		8
Cash paid for/(refund of) income taxes	4		(45)

			Table 2 (Continued)

Selected Balance Sheet Data
(In millions)

	June 30,		December 31,
	2011	2010	2010
	(unaudited)

Cash and cash equivalents (b)	$456	$370	$563
Restricted cash and investments	126	114	277
Revenue-earning vehicles, net	1,800	1,726	1,342

Vehicle debt	1,330	1,396	1,249
Non-vehicle debt (corporate debt)	143	153	148
Stockholders' equity	607	468	539

Tangible Net Worth Calculation
(In millions)

	June 30,		December 31,
	2011	2010	2010
	(unaudited)

Stockholders' equity	$607	$468	$539
Less: Software, net	(23)	(25)	(24)
Tangible net worth	$584	$443	$515

(b) Under the terms of certain of its financing arrangements, the Company was required to maintain a minimum cash balance of $100 million at all times.  For the 2010 reporting periods, such minimum balance is included in cash and cash equivalents herein.  In February 2011, the requirement to maintain such minimum cash balance was eliminated.

				Table 3
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Non-GAAP pretax income, Non-GAAP net income and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of long-lived asset impairments, net of related tax impact (as applicable), from the reported GAAP measures and are further adjusted to exclude merger-related expenses. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments and merger-related expenses, the Company believes non-GAAP measures provide an important assessment of year-over-year operating results. See tables below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income per the income statement to non-GAAP pretax income:

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)

Income before income taxes - as reported	$70,939	$70,052	$100,357	$117,102

(Increase) decrease in fair value of derivatives	(416)	(7,504)	(3,890)	(14,874)

Long-lived asset impairment	-	239	-	239

Pretax income - non-GAAP	$70,523	$62,787	$96,467	$102,467

Merger-related expenses	1,080	6,804	4,600	8,521

Non-GAAP pretax income, excluding merger-related expenses	$71,603	$69,591	$101,067	$110,988

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)

Net income - as reported	$42,505	$42,263	$59,028	$69,555

(Increase) decrease in fair value of derivatives, net of tax (c)	(244)	(4,400)	(2,281)	(8,722)

Long-lived asset impairment, net of tax (d)	-	146	-	146

Net income - non-GAAP	$42,261	$38,009	$56,747	$60,979

Merger-related expenses, net of tax (e)	629	3,990	2,679	4,997

Non-GAAP net income, excluding merger-related expenses	$42,890	$41,999	$59,426	$65,976

				Table 3 (Continued)

The following table reconciles reported GAAP diluted earnings per share ("EPS") to non-GAAP diluted EPS:

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

EPS, diluted - as reported	$1.36	$1.40	$1.89	$2.31

EPS impact of (increase) decrease in fair value of derivatives, net of tax	(0.01)	(0.15)	(0.07)	(0.29)

EPS impact of long-lived asset impairment, net of tax	-	-	-	-

EPS, diluted - non-GAAP (f)	$1.35	$1.26	$1.82	$2.02

EPS impact of merger-related expenses, net of tax	0.02	0.13	0.09	0.17

Non-GAAP diluted EPS, excluding merger-related expenses (f)	$1.37	$1.39	$1.91	$2.19

(c)  The tax effect of the (increase) decrease in fair value of derivatives is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the derivative instruments which amounts are ($172,000) and ($3,104,000) for the three months ended June 30, 2011 and 2010, respectively, and ($1,609,000) and ($6,152,000) for the six months ended June 30, 2011 and 2010, respectively.

(d) The tax effect of the long-lived asset impairment is calculated using the tax-deductible portion of the impairment and applying the entity-specific, U.S. federal and blended state tax rate which amount is $93,000 for the three and six months ended June 30, 2010.

(e) Merger-related expenses include legal, litigation, advisory and other fees related to a potential merger transaction. The tax effect of the merger-related expenses is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the merger-related expenses which amounts are $451,000 and $2,814,000 for the three months ended June 30, 2011 and 2010, respectively, and $1,921,000 and $3,524,000 for the six months ended June 30, 2011 and 2010, respectively.

(f) Since each category of EPS is computed independently for each period, total per share amounts may not equal the sum of the respective categories.

				Table 4
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as shown below. The Company believes Corporate Adjusted EBITDA is important as it provides investors with a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items, in addition to its relevance as a measure of operating performance.  The items excluded from Corporate Adjusted EBITDA but included in the calculation of the Company's reported net income are significant components of its consolidated statement of income, and must be considered in performing a comprehensive assessment of overall financial performance.  Corporate Adjusted EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, cash flow or liquidity. Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Reconciliation of Net Income to
Corporate Adjusted EBITDA

Net income - as reported	$42,505	$42,263	$59,028	$69,555

(Increase) decrease in fair value of derivatives	(416)	(7,504)	(3,890)	(14,874)
Non-vehicle interest expense	2,873	2,410	5,344	4,837
Income tax expense	28,434	27,789	41,329	47,547
Non-vehicle depreciation	4,933	5,513	9,773	10,326
Amortization	1,941	1,869	3,807	3,701
Non-cash stock incentives	928	1,728	2,137	2,412
Long-lived asset impairment	-	239	-	239
Other	(8)	(10)	(12)	(22)

Corporate Adjusted EBITDA	$81,190	$74,297	$117,516	$123,721

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$81,190	$74,297	$117,516	$123,721

Vehicle depreciation, net of gains/losses from disposal	66,501	63,279	140,666	122,295
Non-vehicle interest expense	(2,873)	(2,410)	(5,344)	(4,837)
Change in assets and liabilities and other	(8,995)	(51,680)	34,309	(54,080)
Net cash provided by operating activities (h)	$135,823	$83,486	$287,147	$187,099

Memo:
Net cash used in investing activites	$(138,307)	$(190,561)	$(367,829)	$(132,162)
Net cash provided by / (used in) financing activities (h)	$(59,991)	$24,877	$73,602	$(185,465)

			Table 4 (Continued)
	Full Year
	2011	2010
	(in millions)
Reconciliation of Pretax Income to	(forecasted)	(actual)
Corporate Adjusted EBITDA

Pretax income	$224 - $244	$221

(Increase) decrease in fair value of derivatives (2011 amount is YTD June 2011)	(4)	(29)
Non-vehicle interest expense	11	10
Non-vehicle depreciation	19	20
Amortization	8	7
Non-cash stock incentives	4	5
Long-lived asset impairment	-	1
Merger-related expenses (g)	8	23

Corporate Adjusted EBITDA, excluding merger-related expenses	$270 - $290	$258

(g) Merger-related expenses include legal, litigation, advisory and other fees related to a potential merger transaction.
Full year 2011 includes $4.6 million of merger-related expenses through June 30, 2011.

(h) Certain reclassifications have been made to the 2010 financial information to conform to the classifications used in 2011.

				Table 5

Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

The Gross Leverage Ratio calculates the Company's non-vehicle (corporate) debt as a percentage of Corporate Adjusted EBITDA.  This non-GAAP measure provides supplemental information for investors in order to evaluate the Company's corporate indebtedness, and the Company's ability to service that debt from cash generated from its operations.  Additionally, this ratio provides investors with the ability to compare the efficiency of the Company's capital structure relative to its peers.  Corporate Adjusted EBITDA Margin provides a measure of the Company's operating profitability.  The Gross Leverage Ratio and the Corporate Adjusted EBITDA Margin amounts presented may not be comparable to similar measures disclosed by other companies.

Gross Leverage Ratio
(In thousands, except ratio)

	June 30,		December 31,
	2011	2010	2010

Non-vehicle debt (corporate debt)	$143,125	$153,125	$148,125
Corporate Adjusted EBITDA (trailing twelve months)	229,463	204,622	235,668
Gross Leverage Ratio	0.62	0.75	0.63

Trailing Twelve Months Corporate Adjusted EBITDA
(In thousands)

	June 30,		December 31,
Reconciliation of Net Income to	2011	2010	2010
Corporate Adjusted EBITDA

Net income - as reported	$120,689	$111,113	131,216

(Increase) decrease in fair value of derivatives	(17,710)	(29,268)	(28,694)
Non-vehicle interest expense	10,154	10,215	9,647
Income tax expense	83,984	77,778	90,202
Non-vehicle depreciation	19,637	19,355	20,190
Amortization	7,396	7,675	7,290
Non-cash stock incentives	4,510	5,204	4,785
Long-lived asset impairment	818	2,570	1,057
Other	(15)	(20)	(25)

Corporate Adjusted EBITDA	$229,463	$204,622	$235,668

Corporate Adjusted EBITDA Margin
(In thousands, except percent)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Corporate Adjusted EBITDA	$81,190	$74,297	$117,516	$123,721
Total Revenues	395,129	396,227	743,476	744,557
Corporate Adjusted EBITDA Margin	20.5%	18.8%	15.8%	16.6%